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                                                                   EXHIBIT 99a

                                                                  PRESS RELEASE

Editorial Contact:
- ------------------
Steve Morris                               Ed Paulsen
Integrated Measurement Systems, Inc.       LTX Corporation
(503) 626-7117                             (617) 467-5041

Carol Hilden
Creative Marketing Communications
(503) 591-9707

   INTEGRATED MEASUREMENT SYSTEMS AND LTX ANNOUNCE DEVELOPMENT AND DISTRIBUTION
                 PARTNERSHIP FOR SYNCHRO VIRTUAL TEST PRODUCTS

    IMS AND  LTX SYNCHRO VIRTUAL TEST SOFTWARE OFFERS COMPLETE, GRAPHICAL-BASED
                   TEST DEVELOPMENT AND DEBUG ENVIRONMENT

     Portland, Oregon -- July 16, 1996 -- Integrated Measurement Systems, Inc. (Nasdaq: IMSC) and LTX announced today an OEM and joint R&D agreement. Under the non-exclusive distribution agreement, IMS will distribute LTX's Synchro Models Toolbox and Device Tool software products. Also, under this agreement, IMS will help develop portions of the Synchro Models Toolbox. IMS and LTX will work together to integrate IMS's Dantes-TM-, and Device Tool and Synchro Models Toolbox products. With the availability of Models Toolbox, Synchro customers now have the ability to quickly and easily develop and debug their test programs, off-line, for faster time-to-market in either the Device Tool or the Dantes environment.

     Synchro customers can capture, simulate and document test schematics with Dantes, and then transparently move to the Device Tool environment to use the integration it offers with the LTX programming environment for final program debug. To ensure a consistent, compatible environment, Dantes uses the same schematic symbols and templates as Device Tool. Dantes and Device Tool support use of the Synchro Models Toolbox for test simulation. Device Tool provides the graphical representations of the instruments, intelligent instrument programming control panels, and a real-time bi-directional connection to the Synchro test program debug environment. Device Tool gives the test engineer a graphical programming interface and tester view that is consistent through all phases of test development, from test simulation to on-line test program debug. The Synchro Models Toolbox provides a library of behavioral tester instruments models based on the Spectra/Verilog mixed-signal simulator. Implementing the models in HDL rather than Spice, allows extremely quick simulation times to be achieved while maintaining an accurate representation of the real test instrumentation functionality. The end result is a Virtual Test environment for the Synchro that allows real test program debug.

     Ed Paulsen, Product Manager at LTX states, "The barriers that have held back Virtual Test are coming down. Advances in mixed-signal behavioral simulation technology have made it possible to simulate complex mixed-signal tests in a Virtual Test environment. We see Virtual Test tools having a tremendous impact on time to volume, especially in growing markets like super smart power. Working with IMS, as one of our Synchro Models Toolbox development partners, has allowed us to combine their experience with the Cadence simulation tools with our knowledge of mixed-signal test development. This OEM agreement extends this relationship by allowing IMS to sell and support our Device Tool and Synchro Models Toolbox products, along with Dantes and Cadence Design System's EDA tools. I believe that our combined development and support resources will enable us to successfully support our customers in meeting their time to volume objectives."

     Dantes, a test design and verification environment which supports test, capture, modeling, rule-checking, simulation, ATE code generation, fixture design, and documentation for mixed-signal test, reduces test development time and maximizes tester utilization.

     Steve Morris, Director of Marketing for the Test Software Division of IMS, commented, "Complex circuits used in markets such as telecommunications and multimedia, present manufacturers of these devices with the ever increasing challenge of improving test development productivity and reducing the time-to-market. By integrating Dantes and Device Tools, Synchro customers can use the Dantes simulation-view mechanisms to

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develop an understanding of how their devices should be tested and use Device
Tool to debug the test in the Synchro programming environment. They will realize a marked improvement in their engineering test productivity, with reduced test development and debug time."

     LTX Synchro Test System is designed for high throughput testing of complex, mixed-signal devices. The Synchro series consists of the Synchro Plus, Synchro II, and the Synchro ProductionPAC test systems.

AVAILABILITY. The Device Tool Add-on (requires Composer to provide full Device Tool capability) is available immediately. The Synchro Models Toolbox is being used in several pilot programs and is expected to be available in production in early 1997.

Integrated Measurement Systems, Inc. (IMS), is the worldwide leader in Engineering Test Stations and Virtual Test Software, providing cost-effective solutions to reduce the time required to test and verify complex electronic circuits. In 1994 and 1995, IMS was rated the #1 quality Supplier of Test and Material Handling Equipment in the VLSI Research Customer Survey. IMS is listed on the Nasdaq National Market under the symbol IMSC. For more information, contact IMS at 9525 S.W. Gemini Drive, Beaverton, OR 97008. Telephone: (503) 626-7117 or (800) 879-7117. Visit our Web Site: www.ims.com.

LTX Corporation is a supplier of digital, linear, mixed-sign and discrete semiconductor test equipment. The Company has development and manufacturing facilities in Westwood, Massachusetts and San Jose, California, and worldwide sales and service facilities to support its customer base. The Company has a site on the world wide web at http://www.ltx.com.